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                                 EXHIBIT 4(b)

                       REVOLVING LINE OF CREDIT AGREEMENT


      This REVOLVING LINE OF CREDIT AGREEMENT (this "Agreement") is made this 21st day of May, 1997 by and between Uvex Safety, Inc., a Rhode Island corporation ("Borrower") and Citizens Bank of Rhode Island, a Rhode Island financial institution, with its principal office located in the City of Providence, Rhode Island ("Lender"). Borrower has requested certain loans from Lender and Lender has agreed to make certain loans to Borrower, upon the terms and conditions set forth below.

SECTION 1.  DEFINITIONS

            "Assets" Assets means total assets as computed in accordance with generally accepted accounting principles, consistently applied and as applied in connection with and at the time of the preparation of the financial statements previously furnished to Lender, and as required to be furnished to Lender pursuant to the terms hereof.

            "Board" Board shall have the meaning set forth in Section 3.13 hereof.

            "Code" Code shall have the meaning set forth in Section 5.8 hereof.

            "Debt" Debt means all items which, in accordance with generally accepted accounting principles consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date Debt is to be determined and, in any event, shall include, without limitation, any liability, whether or not any such liability shall have been assumed, (a) on account of deposits, advances or progress payments under contract, or any indebtedness or liability evidenced by notes, bonds, debentures or similar obligations (including, without limitation, any purchase option obligations, conditional sales or similar title retention agreements) or indebtedness for borrowed money, (b) secured by any mortgage, pledge, lien or security interest on or in property owned or acquired, and (c) under a lease which, in accordance with generally accepted accounting principles consistently applied, should be capitalized, and guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of others.

            "ERISA" ERISA shall have the meaning set forth in Section 5.8 hereof.

            "Event(s) of Default" Event(s) of Default means those Event(s) of Default set forth in Section 7.1 hereof.

            "Fiscal Loss" Fiscal Loss means, in accordance with generally accepted accounting principles, any net operating loss (on a consolidated basis) prior to the payment of interest, dividends and taxes.

            "Guarantor" Guarantor means Bacou USA, Inc., a Delaware corporation.

            "Guaranty" Guaranty means that certain guaranty of even date herewith given by the Guarantor to Lender and more particularly described in
Section 2.8 hereof.
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            "Letters of Credit" Letters of Credit means standby and commercial letters of credit issued from time to time on account of Borrower under the Revolving Credit Loans.

            "Liabilities" Liabilities means total consolidated liabilities as computed in accordance with generally accepted accounting principles, consistently applied and as applied in connection with and at the time of the preparation of the financial statements previously furnished to Lender and as required to be furnished to Lender pursuant to the terms hereof, provided that Liabilities shall include all Debt and other obligations for borrowed money and deferred purchase price for property or services or any obligation or indebtedness of others, the payment or collection of which Borrower has guaranteed or in respect of which Borrower is liable, contingently or otherwise, and other than Debt of Borrower to any third party, which Debt is subordinated, in form and substance satisfactory to Lender, to payment of the Revolving Credit Note and the Revolving Credit Loans.

            "Loan Documents" Loan Documents means, collectively, this Agreement, the Revolving Credit Note, the Guaranty, and all other instruments and documents concurrently, previously or at any time hereafter executed by Borrower in connection with the Revolving Credit Loans or this Agreement.

            "PBGC" PBGC shall have the meaning set forth in Section 5.8 hereof.

            "Revolving Credit Commitment" Revolving Credit Commitment means the obligation of Lender to make Revolving Credit Loans pursuant to Section 2.1 hereof.

            "Revolving Credit Limit" Revolving Credit Limit means the sum of Three Million ($3,000,000).

            "Revolving Credit Loan(s)" Revolving Credit Loan(s) means the loan(s) made by Lender to Borrower and evidenced by the Revolving Credit Note, such Revolving Credit Loan(s) to be made pursuant to Section 2 hereof.

            "Revolving Credit Note" Revolving Credit Note means that certain promissory note dated of even date herewith made by Borrower in favor of Lender in the stated principal amount of Three Million Dollars ($3,000,000), evidencing the Revolving Credit Loans.

            "Revolving Credit Termination Date" Revolving Credit Termination Date means March 31, 1998, unless extended in writing by Lender.

            "Tangible Net Worth" Tangible Net Worth means the excess of aggregate consolidated Assets of Borrower over aggregate consolidated Liabilities of Borrower, as determined in accordance with generally accepted accounting principles consistently applied. For purposes of the foregoing calculations, aggregate consolidated Assets shall not include intangible assets and deferred charges, including, without limitation, goodwill, debt discount, organizational expenses, trademarks and trade names, patents, deferred product development costs and similar items.


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SECTION 2.  REVOLVING CREDIT LOANS

            2.1. Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, Lender agrees to make Revolving Credit Loans to Borrower on a revolving basis from time to time from the date hereof to and including the Revolving Credit Termination Date, in an aggregate principal amount up to but not exceeding at any one time outstanding the Revolving Credit Limit. During the aforesaid period, Borrower may use the Revolving Credit Commitment by borrowing, paying and repaying the Revolving Credit Loans (and by surrendering Letters of Credit) in whole or in part and by reborrowing (or by requesting additional Letters of Credit on its account), all in accordance with the terms and conditions of this Agreement.

            2.2. Revolving Credit Note; Mandatory Payments. The Revolving Credit Loans shall be evidenced by the Revolving Credit Note. The Revolving Credit Note shall bear interest on the unpaid principal balance and, at Lender's election, on overdue interest, whether before or after maturity, to the extent permitted by applicable law, from the date thereof until payment in full thereof, at the rate set forth in the Revolving Credit Note. Payments on the Revolving Credit Note shall be made in accordance with the terms thereof. Interest shall be calculated on the basis of a three hundred sixty (360) day year, but shall accrue and be payable on the basis of the actual number of days elapsed in each month.

            2.3. Borrowing Procedure. The Revolving Credit Loans shall be made at such time or times as Borrower shall request. All Revolving Credit Loans shall be made, processed and documented in accordance with the following terms and conditions:

            (a) Each of the Revolving Credit Loans shall be made on at least one
      (1) business day's advance notice in writing or by telephone to Lender from Walter Stepan, or such person(s) as he may from time to time designate in writing to Lender, specifying the date and amount thereof. Lender shall credit the amount of such Revolving Credit Loan to the checking account of Borrower with Lender designated as the operating account of Borrower, provided, however, that no Event of Default has occurred hereunder, and all requirements and preconditions imposed by this Agreement have been met. Advice of borrowings hereunder shall be given to
      J. Bruce Hallworth, or such other officer(s) of Lender as Lender may designate from time to time.

            (b) Borrower shall give to Lender written confirmation of each request for a Revolving Credit Loan, and Lender shall give Borrower written confirmation of the making of each Revolving Credit Loan and such credit, which confirmation shall constitute conclusive evidence, absent manifest error, of the making of a Revolving Credit Loan hereunder. In cases where Borrower does not receive from Lender notice of a debit or credit to the account, as provided herein, on the advances or repayments, the amounts owing under the Revolving Credit Note and the applicable interest rate(s) thereon, shall be the amounts indicated by Lender's records.

            (c) Borrower agrees that Lender shall incur no liability in acting upon written or telephonic instructions which the recipient of the instructions believes in good faith to be given by an authorized person, notwithstanding the fact that such instructions might not be confirmed as aforesaid, and Borrower shall be fully liable to Lender for all advances made by Lender to Borrower hereunder on the basis of such instructions.


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            (d) All instructions from Borrower to Lender shall be given by 1:00
      p.m. (Providence time) on any banking day in order to be effective that day. If given after 1:00 p.m. (Providence time), such instructions shall be effective as of the next banking day or as Borrower and Lender may mutually agree.

            (e) Each request by Borrower for a borrowing hereunder shall constitute a representation and a warranty by Borrower to Lender that all of Borrower's representations and warranties set forth in Section 3 below are true and accurate as of the date of such request.

            (f) Each request for the issuance by Lender of Letters of Credit hereunder shall be accompanied by the name and address of the intended beneficiary thereof and the completion of the standard application relating thereto. Prior to the issuance of Letters of Credit hereunder, Borrower shall pay to Lender all of Lender's Letter of Credit fees and charges and execute Lender's standard Letter of Credit documents.

            2.4. Limitations on Revolving Credit Loans. Notwithstanding anything contained in this Agreement to the contrary, the aggregate amount of the Revolving Credit Loans made or outstanding at any time hereunder and under the Revolving Credit Note shall not exceed the Revolving Credit Limit. In the event that the aggregate amount of the Revolving Credit Loans outstanding at any time exceeds the foregoing limit, then Borrower shall immediately pay to Lender an amount equal to the amount by which such aggregate outstanding Revolving Credit Loans exceed the applicable limit, so that Borrower shall always be in compliance with the Revolving Credit Limit. In no case shall the aggregate principal amount of all outstanding Revolving Credit Loans plus the aggregate face amount of all issued Letters of Credit exceed at any time the Revolving Credit Limit.

            2.5. Termination of Right to Borrow; Repayment. The part of this Agreement that relates to periodic borrowings shall terminate on the Revolving Credit Termination Date, or on any earlier date on or after which an Event of Default occurs (and in the case of such Event of Default, the entire unpaid principal balance outstanding as a result of the Revolving Credit Loans, together with all interest thereon accrued and unpaid and all other charges due hereunder, shall be paid in full). The unpaid principal balance under the Revolving Credit Note, and interest accrued and unpaid thereon, if not sooner paid, shall be due and payable on the Revolving Credit Termination Date.

            2.6. Prepayments. Borrower shall have the right, at any time and from time to time, to pay, without premium or penalty, all or any part of the indebtedness outstanding under the Revolving Credit Note.

            2.7. Purpose of Revolving Credit Loans. The purpose of the Revolving Credit Commitment and all Revolving Credit Loans is to provide working capital for Borrower's business operations, to finance the acquisition of other entities with Lender's consent, to finance capital asset purchases, to purchase foreign exchange, and to provide Letters of Credit from time to time.

            2.8. Guaranty. In consideration of the Loan made by Lender to Borrower, Borrower agrees to cause Guarantor to execute and deliver to Lender a guaranty guarantying


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Borrower's obligations of payment and performance under the Revolving Credit
Loans, the Revolving Credit Note, and this Agreement, as more particularly described in the Guaranty, which Guaranty shall be security for all obligations of Borrower to Lender now or hereafter existing, and the provisions of which are hereby incorporated herein by reference, having the same force and effect as if set forth herein.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

                  In order to induce Lender to enter into this Agreement and to make the Revolving Credit Loans to be governed by the terms hereof, Borrower represents and warrants to Lender as follows:

            3.1. Organization and Qualification. Borrower is a duly organized corporation validly existing and in good standing under the laws of the State of Rhode Island, and has the power to own its assets and to transact the business in which it is presently engaged, and has qualified to do business in each jurisdiction in which the nature of its business and/or the ownership of its assets requires such qualification.

            3.2. Power and Authorization. Borrower has, or at the time of execution shall have, the power to execute, deliver and perform the Loan Documents and to borrow hereunder and thereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of, and the execution, delivery and performance of, the Loan Documents. All consents, licenses, approvals or authorizations of, or registration or declarations with, any governmental authority, bureau or agency which are required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents have been duly obtained and are in full force and effect.

            3.3. No Legal Bar to Revolving Credit Loans. The execution, delivery and performance of the Loan Documents shall not violate any provision of any existing law or regulation, any order or decree of any court or governmental authority, bureau or agency, the articles of incorporation and by-laws of Borrower, or any mortgage, indenture, contract or other agreement to which Borrower is a party or which purports to be binding upon Borrower or upon any of its properties or assets, and shall not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties or assets except in favor of Lender.

            3.4. No Material Litigation. Except as set forth on the financial statements of Borrower referred to in Section 3.8 hereof or disclosed in writing to Lender, there are no actions, suits or proceedings (whether or not purported to be on behalf of or against Borrower) pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its properties which, if adversely determined, would have a material adverse effect upon the financial condition, business or operations of Borrower. Borrower is not in default with respect to any order of any court, arbitrator or governmental body nor subject or a party to any order of any court or governmental body arising out of any action, suit or proceeding under any statute or other law.

            3.5. No Default. Borrower is not in material default in the payment or performance of any material contract, lease of personal property or real property, agreement or


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other instrument to which it is a party or by which any of its assets may be bound, and no Event of Default has occurred and is continuing thereunder.

            3.6. No Pending Insolvency. Any borrowings made by Borrower subject to this Agreement do not and shall not render Borrower insolvent; Borrower is not contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws or a petition for the liquidation of or to appoint a receiver for all or a major portion of its property, nor does Borrower have any knowledge of any person contemplating the filing of any such petition against Borrower or its assets, including the properties and assets reflected in the financial statements referred to in Section 3.8 hereof, and none of the properties and assets owned by Borrower is subject to any mortgage, security interest, pledge, lien, charge, encumbrance or title retention or other security agreement or arrangement of any nature whatsoever, except such as are set forth in the financial statements referred to in Section 3.8 hereof, and none of the properties and assets owned by Borrower is subject to any mortgage, security interest, pledge, lien, charge, encumbrance or title retention or other security agreement or arrangement of any nature whatsoever, except such as are set forth in the financial statements referred to in Section 3.8 hereof or fully disclosed in writing to Lender.

            3.7. Taxes. Borrower has filed or caused to be filed all tax returns required to be filed by Borrower, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it, and no tax liens have been filed which have not been bonded over or otherwise addressed to the satisfaction of Lender, and no claims are being asserted with respect to any taxes which are not reflected in the financial statements referred to in Section
3.8 hereof; and Borrower is currently providing adequate reserves for all current taxes.

            3.8. Financial Condition. All financial statements previously furnished by Borrower to Lender fully and accurately reflect the financial condition of Borrower as of the dates furnished and have been prepared in accordance with generally accepted principles of accounting practice, consistently applied. There has been no material adverse change in the financial condition of Borrower since the date of such statements, and Borrower has no knowledge of any material obligation, liability or commitment, direct or contingent which existed as of the date of said financial statements and which is not reflected in said financial statements.

            3.9. Ownership of Property. Borrower owns or leases all property, tangible and intangible, necessary to conduct the business in which it is engaged in the manner in which that business has been conducted.

            3.10. Compliance With Laws. Borrower has complied in all material respects with all laws, regulations and orders applicable to its business, including those pertaining to labor and minimum wages, zoning, environment, health and safety, and the present use of all property owned by it does not violate any such laws, regulations or orders.

            3.11. Statements. No statement of fact made by or on behalf of Borrower in this Agreement or in any certificate or schedule furnished to Lender pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading. There is no fact presently known to Borrower that has not been disclosed to Lender which materially affects adversely nor, as far as


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Borrower can foresee, will materially affect adversely Borrower's property, business, prospects or condition (financial or otherwise).

            3.12. Binding Effect. The Loan Documents and all of the other instruments and documents executed by Borrower and delivered to Lender pursuant to this Agreement, constitute the legal, valid and binding obligations of Borrower and are enforceable in accordance with their respective terms.

            3.13. Regulation U. Borrower owns no "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), issued by the Board of Governors of the Federal Reserve System (the "Board"). The proceeds of the Revolving Credit Loans made pursuant to this Agreement shall be used by Borrower only for the purposes permitted by Lender as set forth in Section 2.7 hereof. None of the proceeds of the Revolving Credit Loans will be used, directly or indirectly, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Revolving Credit Loans a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, in effect as of the date hereof.

            3.14. Employee Benefit Plans. (a) Except as disclosed to Lender, none of the employee benefit plans maintained at any time by Borrower or the trust created thereunder has engaged in a prohibited or allegedly prohibited transaction which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Code Section 4975 or ERISA.

            (b) None of the employee benefit plans of Borrower which are employee pension benefit plans or the trusts created thereunder has been terminated; nor has any such employee pension benefit plan incurred any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, other than for required insurance premiums which have been paid when due, or incurred any accumulated funding deficiency, whether or not waived; nor has there been any reportable event, or other event or condition, which presents a material risk of termination of any such employee benefit plan by such Pension Benefit Guaranty Corporation.

            (c) Except for the Titmus Optical, Inc. bargaining employee pension plan, the present value of all accrued benefits under the employee benefit plans of Borrower which are employee pension benefit plans did not, as of the most recent valuation date, exceeds the then current value of the assets of such employee pension benefit plans allocable to such accrued benefits.

            (d) The consummation of the Revolving Credit Loans from Lender provided for in this Agreement will not involve any prohibited transaction.

            (e) As used in this Section and in Section 5.8 hereof, the terms "employee benefit plan", "employee pension benefit plan", "accumulated funding deficiency", "reportable event", and "accrued benefits" shall have the respective meanings assigned to


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      them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code Section 4975 and ERISA.

            3.15. Investment Company. Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80a-1, et seq.). The application of the proceeds and repayment of the Revolving Credit Note by Borrower, the performance of the transactions contemplated by this Agreement shall not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

            3.16. Environmental Compliance. Borrower makes the following representations and warranties to Lender as to all property owned or controlled by it (the "Real Estate"):

            (a) Neither Borrower nor any operations conducted by Borrower or any tenant of Borrower on the Real Estate is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any other federal, or state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (collectively, "Environmental Laws"), which violation involves the Real Estate and would have a material adverse effect on the environment or the business, assets or financial condition of Borrower.

            (b) Borrower has no knowledge of the receipt of any notice from any third party, including without limitation any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (collectively, "Hazardous Materials") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Laws; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Materials.

            (c) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle


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      for Hazardous Materials is located on any portion of the Real Estate; and
      (i) in the course of any activities conducted by Borrower, no Hazardous Materials have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (ii) to the best of Borrower's knowledge there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a "Release" or "Releases") or threatened Release of Hazardous Materials on, upon, into or from the Real Estate, which Release would have an adverse effect on the value of the Real Estate or adjacent properties or the environment; (iii) to the best of Borrower's knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of the Real Estate which, through soil or groundwater contamination, which if come to be located on, would have a material adverse effect on the value of, the Real Estate; and (iv) any Hazardous Materials that have been generated on the Real Estate have been transported off-site only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws.

            (d) No part of the Real Estate is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

SECTION 4.  CONDITIONS OF REVOLVING CREDIT LOANS

      The obligation of Lender to make the Revolving Credit Loans hereunder is subject to the following conditions precedent:

            4.1. Authorization. On or prior to the date of the closing of the Revolving Credit Loans and the execution of the documents evidencing the Revolving Credit Loans, Borrower shall have furnished to Lender copies of all corporate documents and proceedings taken by Borrower, certified by Borrower's secretary authorizing all such borrowings and actions, and the execution, delivery and performance of the Loan Documents and such other documents as Lender or its counsel may reasonably request.

            4.2. Approval of Counsel. All legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to Peabody & Brown, special counsel to Lender.

            4.3. Certificate. The representations and warranties contained in
Section 3 hereof shall be true and correct on the date hereof and on each date on which Borrower requests a Loan hereunder; and no event that constitutes or which with the mere giving of notice of lapse of time, or both, would constitute an Event of Default under this Agreement shall have occurred or shall exist on such date. Upon request of Lender, Borrower shall deliver to Lender, dated as of each date of the Revolving Credit Loans, certificates of Borrower's secretary, to the foregoing effect.

            4.4. Legal Opinion. On or prior to the date of the closing of the Revolving Credit Loans and the execution of the documents evidencing the Revolving Credit Loans,


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counsel to Borrower and Guarantor shall submit to Lender an opinion letter in form and substance satisfactory to Lender and to Lender's special counsel, which opinion letter shall address, without limitation, all matters customarily addressed in such an opinion.

            4.5. Loan Documents. On or prior to the date of the closing of the Revolving Credit Loans, Borrower and Guarantor shall execute and deliver to Lender the Loan Documents, and any other instruments or documents related to the foregoing instruments or this Agreement.

            4.6. Financial Statements. On or prior to the date of the closing of the Revolving Credit Loans and the execution of the documents evidencing the Revolving Credit Loans, Lender shall receive copies of the current financial statements and income tax returns of Borrower and Guarantor.

SECTION 5.  AFFIRMATIVE COVENANTS

      Until payment in full of the principal and interest of Borrower's obligations to Lender under the Revolving Credit Note and this Agreement, unless Lender shall otherwise agree in writing, Borrower hereby covenants and agrees that Borrower shall perform and fulfill the following covenants:

            5.1. Financial Statements, Reports and Contracts. Borrower shall furnish to Lender the following information at the times set forth below which shall constitute written notice to Lender for purposes of this Agreement:

            (a) On or before ninety (90) days after the close of each of its fiscal years, audited financial statements of Guarantor for such fiscal year, together with supporting schedules of Borrower, including, without limitation balance sheets, related statements of income, statements of stockholder equity, statements of cash flow, and similar statements, all with customary supporting data and schedules all in reasonable detail, in form satisfactory to Lender, prepared in accordance with generally accepted accounting principles and prior practice, consistently applied, and audited by an independent certified public accountant satisfactory to Lender who shall certify to Lender, upon Lender's request, that no Event of Default has occurred, in particular with respect to all financial covenants of Borrower (if any) (and such certificate shall include the calculation of Borrower's compliance with such financial covenants), prior to or as of the date of such certification;

            (b) On or before forty-five (45) days after the close of each fiscal quarter of Borrower, copies of all filings on Form 10-Q made by Guarantor;

            (c) With reasonable promptness, such other information bearing upon the credit and the status of business and operations of Borrower as Lender may from time to time reasonably request.

            5.2. Payment of Obligations. Borrower shall pay and discharge, when due, all of its obligations and liabilities (including, without limitation, tax liabilities) except where the same may be contested in good faith. Borrower shall maintain appropriate reserves for the accrual of any of the same determined in accordance with generally accepted accounting


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principles, consistently applied, and the applicable requirements of public regulatory authorities having jurisdiction over Borrower.

            5.3. Accounts / Audits. Borrower shall keep proper books of record and account in which full, true and correct entries in reasonable detail will be made of all its transactions in accordance with generally accepted accounting principles, consistently applied, and the requirements of public regulatory authorities having jurisdiction over Borrower. Borrower shall permit Lender through Lender's officers, employees and agents, to inspect the places of business, equipment, property and records of Borrower from time to time as Lender may require, and to audit Borrower's records of account no more than twice per year, the expense of which audit(s) shall be borne by Borrower and shall be payable to Lender upon demand. Provided, however, that upon the occurrence of an Event of Default under the Loan Documents, Lender may cause such audits to be performed as many times as it deems reasonably necessary.

            5.4. Maintenance of Properties; Insurance. Borrower shall keep all of its properties useful and necessary to its business in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the businesses carried on by Borrower may be properly and advantageously conducted at all times. Borrower shall maintain insurance with insurance companies in reasonable amounts, in accordance with sound business practices, insuring against such risks as are usually insured against in the same general area and by entities engaged in the same or a similar business, including, by way of illustration and not of limitation, fire with extended coverage, public liability, theft, personal property, collision and workers' compensation insurance.

            5.5. Additional Instruments. Borrower shall promptly execute and deliver or cause to be executed and delivered to Lender from time to time all such additional and/or supplemental instruments and documents as Lender deems reasonably necessary or appropriate to evidence the obligations of Borrower.

            5.6. Notices. Borrower shall promptly upon discovery of any one or more of the following events give notice in writing to Lender of (a) the occurrence of any event which constitutes, or which would constitute with the mere passage of time or the giving of notice or both, an Event of Default or a default under any instrument in connection herewith, (b) any dispute which may exist between Borrower and any governmental agency or body which could affect normal business operations of Borrower, (c) any changes in the financial condition of Borrower which may or will result in a material adverse change in the financial condition of Borrower, and (d) all litigation and proceedings against Borrower in which the amount involved is One Hundred Thousand and 00/100ths Dollars ($100,000.00) or more and is not fully covered by insurance.

            5.7. Conduct of Business and Maintenance of Existence. Borrower shall do all things necessary to preserve, renew and keep in full force and effect its existence as a corporation organized under the laws of the State of Rhode Island, and all of its rights, franchises and licenses, and shall comply in all respects with all applicable laws.

            5.8. Employee Benefit Plans. Borrower shall maintain each of its employee pension benefit plans (if any) that are subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in compliance with all applicable requirements of

ERISA and of the Internal Revenue Code of 1986, as amended (the "Code"), and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and, without limiting the generality of the foregoing, shall satisfy the minimum funding standard for any such plan (as defined in Section 412(a) of the Code) and shall not engage in any prohibited transaction with respect to any such plan (as defined in Section 4975(c) of the Code). Borrower shall promptly furnish to Lender statements of Borrower setting forth details of any reportable event (as defined in Section 4043(b) of ERISA) which may have occurred and the action which Borrower proposes to take with respect thereto, together with a copy of notice of such reportable event given to the Pension Benefit Guaranty Corporation ("PBGC"); promptly upon the filing or making thereof, Borrower shall furnish to Lender a copy of each annual report with respect to any such plan; and promptly after receipt thereof, furnish to Lender a copy of any notice Borrower receives from the PBGC or the Internal Revenue Service with respect to any such plan.

            5.9. Labor Laws. Borrower shall materially comply with all labor laws at any time applicable to it including without limitation all labor laws and minimum wage laws, and shall make all proper and applicable deductions from wages required by law and all payments related to such deductions made.

            5.10. Subordination of Debt. Borrower shall subordinate to the Revolving Credit Loans, by subordination instruments satisfactory to Lender in form and substance, all loans made to Borrower by any officer, director, shareholder, partner, guarantor or affiliate of Borrower from time to time and at any time made including all principal and interest accruing thereupon. All original promissory notes or other instruments evidencing indebtedness of Borrower to such officer, director, shareholder, partner, affiliate or guarantor shall be delivered to and held by Lender.

            5.11. Primary Accounts. Borrower shall maintain all of its primary deposit and operating accounts with Lender at all times during the term hereof.

            5.12. Compliance with Laws. Borrower shall, at all times, comply fully with all laws applicable to it and to the Real Estate, including without limitation the Americans with Disabilities Act, as the same may be modified from time to time.

            5.13. Ratio of Liabilities to Tangible Net Worth. Borrower shall maintain at all times during the term hereof a ratio of Liabilities to Tangible Net Worth of not more than 1:00 : 1.00, Borrower's compliance herewith to be first tested by Lender on December 31, 1997 and to be tested annually thereafter.

SECTION 6.  NEGATIVE COVENANTS

      Until payment in full of all of Borrower's obligations to Lender under this Agreement, the Revolving Credit Note and all other Loan Documents, Borrower covenants and agrees as follows:

            6.1. Limitation on Borrowing. Borrower shall not incur, create, assume or permit to exist any Debt or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any indebtedness or liability evidenced by any notes, bonds, debentures, or similar obligations, including leases, except (a) Debt to Lender; (b) Debt existing as of the date of the closing of the Revolving Credit Loans and approved in writing by Lender;

(c) Debt pertaining to any capitalized lease obligation; provided such Debt when combined with all other capitalized lease obligations does not exceed in the aggregate One Million Dollars ($1,000,000) per annum; (d) Debt the terms and conditions of which have been approved in writing by Lender, and which Debt is subordinated, if required by Lender, to the prior payment of all amounts due under the Revolving Credit Note and this Agreement; and (e) trade obligations incurred by Borrower in the ordinary course of business.

            6.2. Limitation on Disposition of Assets. Borrower shall not sell, lease, enter into a sale/leaseback transaction for, or otherwise dispose of or transfer all or any material part of its properties or assets, including, without limitation, its accounts receivable, inventory, equipment or interest in real property, to any other person, firm, trust, corporation or association, or enter into any agreement to any such effect.

            6.3. Limitation on Encumbrances. Borrower shall not create, incur, make, assume, or suffer to exist, after the date hereof, any assignment, mortgage, pledge, security interest, lien, or other encumbrance of or upon any of its properties or assets, whether now owned or hereafter acquired, to any party other than Lender, excepting (a) liens for taxes not delinquent or being contested in good faith by appropriate proceedings diligently pressed and as to which there have been set aside on its books adequate reserves; (b) encumbrances existing as of the date hereof, disclosed in writing to Lender and approved by Lender in writing; (c) liens imposed by operation of law, such as warehousemen's or mechanics' liens, incurred by Borrower in good faith and in the ordinary course of business; and (d) liens securing Debt permitted under Section 6.1 hereof.

            6.4. Limitation on Contingent Liabilities. Borrower shall not directly or indirectly guaranty the payment by any other party whatsoever of any indebtedness, or in effect guaranty the payment of any indebtedness through an agreement, contingent or otherwise. In addition, Borrower shall not directly nor indirectly (a) purchase indebtedness, (b) purchase, sell or lease (as lessee or lessor) property or purchase or sell services primarily for the purpose of enabling a debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or (c) make any loan or advance or otherwise supply funds to, or in any other manner, invest in a debtor. Notwithstanding the foregoing, Borrower may endorse negotiable instruments for collection in the ordinary course of business.

            6.5. Limitation on Fundamental Changes and Dividends. Borrower shall not sell, lease, or otherwise dispose of all or substantially all of its assets to any other person, firm, corporation or association or enter into any agreement to any such effect, change its fiscal year, or dissolve or liquidate.

            6.6. Limitation on Acceleration of Other Debt and Modification of Subordinated Debt. Borrower shall not accelerate the maturity of any Debt now or hereafter outstanding to any other bank, lender, or financial institution, or repay the same otherwise than in accordance with its terms or regular amortization. Borrower shall not amend or modify, or consent to the amendment or modification of, the terms of any Debt which is subordinated to the Revolving Credit Loans.

            6.7. Limitation on Use of Loan Proceeds. Borrower shall not permit any of the proceeds of the Revolving Credit Loans to be used directly or indirectly for the benefit of or by any affiliated entity of the Borrower without the written consent of Lender.

            6.8 Fiscal Loss. Borrower shall not incur a fiscal loss in any fiscal year of Borrower.


SECTION 7.  DEFAULTS AND REMEDIES

            7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder, under the Revolving Credit Note and under all other Loan Documents (individually called an "Event of Default", and collectively called "Events of Default"):

            (a) Failure of Borrower to pay on the date when due (without any notice thereof being required) any principal or interest or other charge due under the Revolving Credit Note or as required by this Agreement or under any other Debt, liability or obligation of Borrower to Lender, whether now or hereafter existing or hereafter contracted or assumed, when and as the same respectively becomes due and payable to Lender, whether at maturity, by acceleration, or otherwise; or

            (b) Any representation or warranty made by Borrower in this Agreement, the Revolving Credit Note or any other of the Loan Documents, or in any certificate, financial or other statement furnished at any time under or in connection with the Revolving Credit Loans, this Agreement or with any other Debt of Borrower to Lender, whether now or hereafter existing or hereafter contracted or assumed, proves to be untrue or misleading when made or as of the date hereof in any material respect; or

            (c) Failure of Borrower to observe or perform, which failure continues uncured for twenty (20) days after written notice of such failure is given by Lender to Borrower (such notice to be given in accordance with Section
8.10 hereof) any term, covenant or agreement (excepting failure to pay, which shall be governed by Section 7.1(a) hereof) contained in the Revolving Credit Note, this Agreement, any other of the Loan Documents, or any other instrument evidencing, securing or relating to any Debt, liability or obligation of Borrower to Lender whether now or hereafter existing or hereinafter contracted or assumed; or

            (d) Failure of Borrower to pay or perform, on the date when due, any material obligation of Borrower (including, without limitation, any material obligation to parties other than Lender) affecting any security (now or hereafter existing) for the Revolving Credit Note, regardless of how such obligation is evidenced; or

            (e) Filing by Borrower or Guarantor of a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any action by Borrower or Guarantor indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; the application by Borrower or Guarantor for, or the appointment by consent or acquiescence of, a receiver or trustee for it or for all or a substantial part of its property; the making by Borrower or Guarantor of an assignment for the benefit of creditors; the inability of Borrower or Guarantor to pay its debts as and when they become due or the admission by Borrower or Guarantor in writing of such inability; Borrower or Guarantor dissolved or terminates its existence; any levy is made upon the property or assets of Borrower or Guarantor which are collateral for the Revolving Credit Loans; or

            (f) Filing of an involuntary petition against Borrower or Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the United States Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver or trustee for Borrower or Guarantor, or for all or a substantial part of its property; or the involuntary dissolution or liquidation of Borrower or Guarantor; or the seizure of or issuance of a warrant of attachment, execution or similar process against any part of the property or assets of Borrower or Guarantor; and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or

            (g) Borrower is permanently enjoined, restrained or in any manner prevented by court order from conducting all or any material part of its business affairs; or

            (h) Merger or consolidation with another corporation by Borrower where Borrower is not the surviving entity; or

            (i) Dissolution, termination of existence, business failure or cessation of business operations of Borrower; or

            (j) The occurrence of an Event of Default under the Guaranty or any other guaranty of the Revolving Credit Loans, now or hereafter existing, or the Guarantor gives notice to Lender of its revocation or termination of the Guaranty.

            (k) Lender reasonably concludes that an event has occurred or a condition exists which does not constitute an Event of Default under any of the foregoing provisions but does constitute a material threat to the security of Lender for the Revolving Credit Loans, and such event or condition continues uncured for twenty (20) days after written notice thereof is given by Lender to Borrower.

            7.2. Remedies of Lender Upon Default. Upon and after the occurrence of any Event of Default, then and in any such event, at the option of Lender, Lender may declare all amounts owing in respect to the Revolving Credit Note, and this Agreement and all unpaid installments thereof and interest thereon and all other liabilities, obligations, and Debt of Borrower to Lender then existing, at once due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. In such event, all property, credits, claims and balances of whatever nature of Borrower at any time in the possession or control of or owing to Lender or its agents (remittances and property to be deemed in possession of Lender as soon as put in transit to it) including, without limitation, any balances on deposit in any account of Borrower with Lender may at any time be set off or otherwise applied by Lender to the payment of all amounts owing in respect of the Revolving Credit Note, this Agreement and all other Loan Documents, and any other liabilities, obligations, and Debt of Borrower, or any part thereof, whether or not due, in such order as Lender shall determine. Lender may apply any proceeds of any security in such order as it shall determine, and after all Debt, liabilities and obligations now or hereafter of Borrower to Lender have been paid in full, Lender shall account for any security then remaining or any surplus.

            7.3. Cross Default. An Event of Default hereunder shall constitute a default and an Event of Default under the Revolving Credit Note, under each of the other Loan Documents, and all other obligations, now or hereafter existing, howsoever evidenced, of Borrower to Lender. An Event of Default hereunder shall also constitute an Event of Default under that certain Revolving Credit Agreement between Lender and Bacou USA, Inc. dated of even date herewith.

            7.4. No Release of Borrower. Borrower expressly agrees that no renewal or extension granted, whether by acceptance of interest in advance or otherwise, nor any indulgence shown to, nor any release of, nor any dealings between Lender and any person now or hereafter interested in this Agreement, the Revolving Credit Note, shall discharge, extend, or in any way affect the obligations of Borrower as principal debtor under this Agreement and the Revolving Credit Note.

SECTION 8.  MISCELLANEOUS

            8.1. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, power or privilege hereunder or under the Revolving Credit Note, or the other Loan Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Every maker, endorser and guarantor of the Revolving Credit Note and this Agreement waives presentment, demand, notice and protest and all defenses based on the giving of time and other indulgence, substitution, exchange or release of collateral or release of any person primarily or secondarily liable thereunder. The rights and remedies herein, in the Revolving Credit Note, and in the Loan Documents are cumulative and not exclusive of any rights or remedies provided by law.

            8.2. Payment of Expenses and Taxes. Borrower agrees to pay, or reimburse Lender, for actual out-of-pocket expenses, including reasonable counsel fees, incurred by Lender in connection with the development, preparation, execution, administration, collection or enforcement of or the preservation of any rights under any of the Loan Documents and the Revolving Credit Loans. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of the Revolving Credit Note and any of the other Loan Documents or any modification thereof, or any waiver or consent under or in respect of any thereof. The agreements of Borrower under this Section shall be deemed to be and this Agreement shall be construed as if such agreements were representations and warranties under Section 3 hereof. The obligations of Borrower under this Section shall survive the payment of any amounts due in respect of the Revolving Credit Note, and this Agreement, and the termination of this Agreement.

            8.3. Intention Not to Violate Usury Laws. Notwithstanding anything in the Revolving Credit Note, this Agreement, or any other of the Loan Documents or other instrument to the contrary, Borrower shall not be required to pay interest on the indebtedness evidenced by the Revolving Credit Note in excess of the maximum interest permissible under applicable law. If under any circumstances whatsoever the holder of the Revolving Credit Note should receive as interest under the Revolving Credit Note an amount which would exceed the maximum permissible interest under applicable law, such excess amount shall be applied to reduce the principal balance of the indebtedness evidenced by the Revolving Credit Note and not to payment of interest.

            8.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, as the case may be, except that Borrower may not transfer or assign any of its rights hereunder without the prior written consent of Lender. All references to Lender herein, in the Revolving Credit Note or in any instrument delivered to Lender in connection herewith or therewith shall be deemed to apply to any holder for the time being of the Revolving Credit Note.

            8.5. Assignment by Lender. Lender may, from time to time, without notice to Borrower, sell, assign, transfer or otherwise dispose of all or any part of the Revolving Credit Loans. In such event, each and every immediate and successive purchaser, assignee, transferee or holder of all or any part of the Revolving Credit Loans shall have the right to enforce this Agreement, by legal action or otherwise, for its own benefit as fully as if such purchaser, assignee, transferee or holder were herein by name specifically given such right. Lender shall have an unimpaired right to enforce this Agreement for its benefit with respect to that portion of the Revolving Credit Loans as Lender has not sold, assigned, transferred or otherwise disposed of.

            8.6. Day of Payment. Whenever any payment to be made hereunder or under the Revolving Credit Note shall become due and payable on a day which is not a business day, such payment may be made on the next succeeding business day and, in the case of any payment of principal, such extension shall in such case be included in computing interest on such payment.

            8.7. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, consistently applied. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles, Borrower would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with Borrower's previous accounting methods or policy.

            8.8. Stamp or Other Tax. Should any stamp or excise tax become payable in respect of this Agreement, or the Revolving Credit Note, or any modification hereof or thereof, Borrower shall pay the same (including interest and penalties, if any) and shall hold Lender harmless with respect thereto.

            8.9. Construction and Merger. This Agreement merges all of the understandings of the parties hereto and the Revolving Credit Note, this Agreement, and the rights and obligations of the parties hereunder and thereunder, unless expressly stated to the contrary in a particular Loan Document, shall be governed by, and construed and interpreted in accordance with the laws of the State of Rhode Island without resort to its conflict of laws rules. The paragraph headings used herein are solely for reference and shall not be used in the interpretation or the construction hereof. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; should any portion of this Agreement be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement; furthermore, the entirety of this Agreement shall continue in full force and effect in other jurisdictions and said remaining portions of this Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

            8.10. Notices. Except as otherwise specified herein or by notice, all notices and communications provided for herein shall be in writing and shall be deemed effective when deposited in the United States mail, sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

        (a)       If to Borrower, to:            Uvex Safety, Inc.
                                                 10 Thurber Boulevard
                                                 Smithfield, RI  02917
                                                 Attn: Mr. Walter Stepan,
                                                       President and CEO

                  with a copy to:                Susan A. Keller, Esq.
                                                 Edwards & Angell
                                                 2700 Hospital Trust Tower
                                                 Providence, RI  02903

        (b)       If to Lender, to:              Citizens Bank of Rhode Island
                                                 One Citizens Plaza
                                                 Providence, RI  02903
                                                 Attn: J. Bruce Hallworth,
                                                       Senior Vice President

                  with a copy to:
                                                 Suzanne Worrell Gemma, Esq.
                                                 Peabody & Brown
                                                 One Citizens Plaza, Suite 700
                                                 Providence, RI 02903

Any party may change its address by not less than three (3) days' advance notice thereof given as aforesaid.

            8.11. WAIVER OF JURY TRIAL; SERVICE OF PROCESS. IN THE EVENT THAT LENDER BRINGS ANY ACTION OR PROCEEDING IN CONNECTION HEREWITH IN ANY COURT OF RECORD OF RHODE ISLAND OR THE UNITED STATES IN RHODE ISLAND, BORROWER HEREBY IRREVOCABLY CONSENTS TO AND CONFERS PERSONAL JURISDICTION OF SUCH COURT OVER BORROWER BY SUCH COURT. IN ANY SUCH ACTION OR PROCEEDING, BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE UPON BORROWER BY MAILING A COPY OF SUCH SUMMONS, COMPLAINT OR OTHER PROCESS BY CERTIFIED MAIL TO BORROWER AT ITS ADDRESS DESIGNATED IN SECTION 8.10 HEREOF. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR

ANY INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING BETWEEN BORROWER AND LENDER.

            IN WITNESS WHEREOF, the parties have by their duly authorized representatives executed this Agreement as of the day and year first above written.

                                         UVEX SAFETY, INC.

/s/ Philip B. Barr                       By:  /s/ Walter Stepan
---------------------------                 ----------------------------------
Witness                                           Walter Stepan, President and
                                                  Chief Executive Officer


                                         CITIZENS BANK OF RHODE ISLAND

/s/ Christine M. Rowe                    By:  /s/ J. Bruce Hallworth
---------------------------                 ----------------------------------
Witness                                           J. Bruce Hallworth
                                                  Senior Vice President